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                                                                    EXHIBIT 12.2

               RATIO OF EBITDA (AS DEFINED) TO INTEREST EXPENSE
                            (Dollars in Thousands)

                                  1997      1998      1999      2000      2001

EBITDA (as defined)             $ 24,522  $ 43,547  $ 50,562  $ 54,011  $ 70,955
Interest expense, net              3,463     3,175    22,722    28,563    31,926
                                --------  --------  --------  --------  --------

Ratio                                7.1      13.7       2.2       1.9       2.2
                                ========  ========  ========  ========  ========

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